Exhibit 2.1

     AGREEMENT AND PLAN OF MERGER

by and among

COUNTRYWIDE FINANCIAL CORPORATION,

BANK OF AMERICA CORPORATION

and

RED OAK MERGER CORPORATION

_____________________

DATED AS OF JANUARY 11, 2008

-iii-

INDEX OF DEFINED TERMS

Section

409A Authorities	3.11(k)
Adjusted Option	1.5(a)
Advances	3.20(a)
Agency(ies)	3.20(a)
Agreement	Preamble
AJCA	3.11(k)
Alternative Proposal	6.11(a)
Alternative Transaction	6.11(a)
Applicable Requirements	3.20(a)
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.4
BHCA Application	3.4
Certificate	1.4(d)
Certificate Insurer	3.20(a)
Certificate of Merger	1.2
Change of Recommendation	6.11(d)
Change of Recommendation Notice	6.11(d)(iv)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Collateral Certificate	3.20(a)
Collateral Certificate Pool	3.20(a)
Company	Preamble
Company Benefit Plans	3.11(a)
Company By-laws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(b)
Company Contract	3.13(a)
Company Disclosure Schedule	Art. III
Company IP	3.18(a)
Company Options	1.5(a)
Company Preferred Stock	3.2(a)
Company Regulatory Agreement	3.5(b)
Company Requisite Regulatory Approvals	7.3(d)
Company Restricted Shares	1.5(b)
Company RSUs	1.5(c)
Company SEC Reports	3.5(b)
Company Securitization Documents	3.21(m)
Company Securitization Interests	3.21(m)

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Company Securitization Trust	3.21(m)
Company Sponsored Asset Securitization Transaction	3.21(j)
Company Stock Plans	1.5(a)
Confidentiality Agreements	6.2(b)
Convertible Note Agreement	4.2(a)
Controlled Group Liability	3.11(d)
Copyrights	3.18(a)
Covered Employees	6.6(a)
Custodial Account	3.20(a)
Custodial File	3.20(a)
Customer Information	3.18(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
DLLCA	1.1(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
Employees	5.3(c)
Environmental Laws	5.2(c)
Environmental Laws	3.19
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(d)
Federal Reserve Board	3.4
FHA	3.20(a)
FHLBA	3.1(d)
FHLMC	3.20(a)
FNMA	3.20(a)
Foreclosure	3.20(a)
Form S-4	3.4
GAAP	3.1(c)
GNMA	3.20(a)
Governmental Entity	3.4
HUD	3.20(a)
Home Owners’ Loan Act	3.1(a)
HSR Act	3.4
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Insurance Contracts	3.22(d)
Insurance Department	3.5(a)
Insurance Subsidiary	3.22(a)
Insurer	3.20(a)

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Intellectual Property	3.18(a)
Investment Commitment	3.20(a)
Investor	3.20(a)
IRS	3.10(a)
Leased Properties	3.16
Letter of Transmittal	2.3(a)
License Agreement	3.18(a)
Licensed Company IP	3.18(a)
Liens	3.2(b)
Loans	3.20(a)
Loans Held for Sale	3.20(a)
Master Servicing	3.20(a)
Master Servicing Agreement	3.20(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Preamble
Merger Sub Preferred Stock	1.4(e)
Mortgage	3.20(a)
Mortgage Loan Documents	3.20(a)
Mortgage Note	3.20(a)
Mortgage Pool	3.20(a)
Mortgaged Property	3.20(a)
Mortgagor	3.20(a)
Nonqualified Deferred Compensation Plan	3.11(k)
NYSE	2.3(f)
Open Source Software	3.18(a)
Owned Company IP	3.18(a)
Originator	3.20(a)
Other Regulatory Approvals	3.4
OTS	3.1(a)
Owned Properties	3.16
Paid Off Loan	3.20(a)
Permitted Encumbrances	3.17
Parent	Preamble
Parent Bylaws	4.1(a)
Parent Capitalization Date	4.2(a)
Parent Certificate	4.1(a)
Parent Closing Price	1.5(a)
Parent Common Stock	1.4(c)
Parent Disclosure Schedule	Art. IV
Parent Preferred Stock	4.2(a)
Parent Regulatory Agreement	4.5(b)
Parent Requisite Regulatory Approvals	7.2(d)
Parent Restricted Share Right	1.5(b)

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Parent RSU	1.5(c)
Parent SEC Reports	4.5(c)
Parent Stock Plans	4.2(a)
Patents	3.18(a)
PBGC	3.11(d)
Pipeline Loan	3.20(a)
PMI Reinsurance Agreements	3.22(k)
Policies, Practices and Procedures	3.15(b)
Portfolio Loans	3.20(a)
Previously Disposed of Loans	3.20(a)
Prior Servicer	3.20(a)
Private Investors	3.20(a)
Producer	3.22(f)
Proxy Statement	3.4
Real Property	3.16
Recourse	3.20(a)
Regulatory Agencies	3.5(a)
Reinsurance Contracts	3.22(g)
REMIC	3.20(a)
REO	3.20(a)
Restrictive Covenant	3.18(a)
Retained Interest	3.21(m)
Rights	3.2(a)
Rights Agreement	3.2(a)
Sarbanes-Oxley Act	3.5(b)
SAP	3.22(b)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Securitization Disclosure Documents	3.21(j)
Seller and Servicing Guides	3.20(a)
Series B Preferred Stock	1.4(e)
Serviced Loan	3.20(a)
Servicer	3.20(a)
Servicer Default	3.21(m)
Servicer Default or Termination	3.21(c)
Servicing	3.20(a)
Servicing Agreements	3.20(a)
Servicing Compensation	3.20(a)
Software	3.18(a)
SRO	3.4
State Agency	3.20(a)
Statutory Statements	3.22(b)
Subsidiary	3.1(c)
Superior Proposal	6.11(d)(v)
Surviving Company	Recitals

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Takeover Statutes	3.23
Tax(es)	3.10(b)
Tax Return	3.10(c)
Termination Fee	8.4(a)(i)
Trademarks	3.18(a)
Trade Secrets	3.18(a)
Trust Account Common Shares	1.4(b)
VA	3.20(a)
VA Loans	3.20(a)
Voting Debt	3.2(a)
Warehouse Loans	3.16(a)
WARN	3.11(n)

-viii-

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of January 11, 2008 (this “Agreement”), among Countrywide Financial Corporation, a Delaware corporation (“Company”), Bank of America Corporation, a Delaware corporation (“Parent”), and Red Oak Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, Merger Sub (the “Merger”), with Merger Sub as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

     WHEREAS, prior to the Merger, Merger Sub shall be converted into a Delaware limited liability company;

     WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence as a limited liability company under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Company shall cease.

     (b) Parent may at any time change the method of effecting the combination (including by providing for the merger of Company and a wholly-owned subsidiary of Parent other than Merger Sub) if and to the extent requested by Parent and consented to by Company (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Company’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and DLLCA.

     1.4 Conversion of Stock and LLC Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

     (a) All limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     (b) All shares of common stock, par value $0.05 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company, Parent or any wholly-owned subsidiary of Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Subject to Section 1.4(f), each share of the Company Common Stock, except for shares of Company Common Stock owned by Company, Parent or any wholly-owned subsidiary of Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.1822 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”).

     (d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

     (e) Each share of 7.25% Series B Non-Voting Convertible Preferred Stock, par value $0.05 per share, of Company (the “Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5 Stock Options and Other Stock-Based Awards; ESPP.

     (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Amended and Restated 1993 Stock Option Plan, as amended, the 2000 Equity Incentive Plan and the 2006 Equity Incentive Plan (collectively, the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “Company Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such Company Option immediately prior to the Effective Time (taking into account any accelerated vesting or other rights, such as the right to surrender for cash, with respect to such Company Options in accordance with the terms thereof), the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio provided, further, that, in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

     (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock appreciation right with respect to shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company SARs”) shall be converted into a stock appreciation right (an “Adjusted SAR”) with respect to, on the same terms and conditions as applied to each such Company SAR immediately prior to the Effective Time (taking into account any accelerated vesting or other rights, such as the right to surrender for cash, with respect to such Company SARs in accordance with the terms thereof), the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock with respect to which such Company SAR is subject to immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at a base price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the base price for each such share of Company Common Stock subject to such Company SAR immediately prior to the Effective Time divided by the Exchange Ratio.

     (c) As of the Effective Time, each restricted share of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (the “Parent Restricted Share Right”), on the same terms and conditions as applied to each such Company Restricted Share immediately prior to the Effective Time (including the same transfer restrictions taking into account any accelerated vesting of such Company Restricted Share in accordance with the terms thereof), the Merger Consideration; provided, however, that, upon the lapsing of restrictions with respect to each such Parent Restricted Share Right in accordance with the terms applicable to the corresponding Company Restricted Share immediately prior to the Effective Time, Parent shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law with respect to the lapsing of such restrictions.

     (d) As of the Effective Time, each restricted share unit with respect to shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit, on the same terms and conditions as applied to each such Company RSU immediately prior to the Effective Time (taking into account any accelerated vesting of such Company RSU in accordance with the terms thereof), with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent RSU”) The obligations in respect of the Parent RSUs shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent RSUs.

     (e) As of the Effective Time, all amounts denominated in Company Common Stock and held in participant accounts (collectively, the “Company Deferred Equity Units”) either pursuant to Company’s 2003 Non-Employee Directors’ Fee Plan, Company’s 2004 Executive Equity Deferral Program or pursuant to any other nonqualified deferred compensation program or any individual deferred compensation agreements (collectively, the “Company Deferred Equity Unit Plans”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into deferred equity units, on the same terms and conditions as applied to such Company Deferred Equity Units immediately prior to the Effective Time (taking into account any accelerated vesting of such Company Deferred Equity Units in accordance with the terms thereof), with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock in which such Company Deferred Equity

Units are denominated immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Deferred Equity Unit”). The obligations in respect of the Parent Deferred Equity Units shall be payable or distributable in accordance with the terms of the Company Deferred Equity Unit Plan relating to such Parent Deferred Equity Units.

     (f) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the Company Stock Plans with respect to the Company Options (as converted into Adjusted Options), the Company SARs (as converted into Adjusted SARs), the Company RSUs (as converted into Parent RSUs), the Company Deferred Equity Units (as converted into Parent Deferred Equity Units) and Company Restricted Shares (as converted into Parent Restricted Share Rights). Company and Parent agree that prior to the Effective Time each of the Company Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options, Company SARs, Company Restricted Shares and Company RSUs pursuant to paragraphs (a), (b), (c), (d) and (e) above and the substitution of Parent for Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time (other than with respect to the dividend reinvestment feature of any such plan), and (iii) to the extent requested by Parent in a timely manner and subject to compliance with applicable law and the terms of the plan, to terminate any or all Company Stock Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder). From and after the Effective Time, all references to Company (other than any references relating to a “Change in Control” of Company) in each Company Stock Plan and in each agreement evidencing any award of Company Options, Company SARs, Company Restricted Shares, Company RSUs or Company Deferred Equity Units shall be deemed to refer to Parent, unless Parent determines otherwise.

     (g) Parent shall take all action necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options or the Adjusted SARs or settlement of the Parent RSUs or Parent Deferred Equity Units. All of the conversions and adjustments made pursuant to this Section 1.5, including without limitation, the determination of the number of shares of Parent Common Stock subject to any award and the exercise price of the Adjusted Options or base price of the Adjusted SARs, shall be made in a manner consistent with the requirements of Section 409A of the Code. Promptly after the Effective Time, Parent shall prepare and file with the SEC a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this paragraph (g).

     (h) Company shall, prior to the Effective Time, take all actions necessary to terminate the employee stock purchase plan portion of Company’s Global Stock Plan (such portion, the “Company ESPP”) effective as of the Effective Time and all outstanding rights thereunder at the Effective Time. The offering period in effect as of immediately prior to the Effective Time shall end in accordance with the terms of the Company ESPP and each participant in the Company ESPP will be credited with the number of share(s) of Company

Common Stock purchased for his or her account(s) under the Company ESPP in respect of the applicable offering period in accordance with the terms of the Company ESPP. The options to acquire Company Common Stock under the UK ShareSave Scheme of Company’s Global Stock Plan (the “Company SAYE”) shall be treated in accordance with Section 6 of the Company SAYE and, to the extent required thereunder to remain outstanding following the Effective Time and converted into the right to receive shares of Parent Common Stock in the same manner as provided in Section 1.5(a) or as otherwise required by applicable law.

     1.6 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company. At the Effective Time, the certificate of formation of Merger Sub shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of formation of Merger Sub in effect immediately prior to the Effective Time, except that Item 1 thereof shall read as follows: “The name of the limited liability company is Countrywide Financial LLC,” and as so amended, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with applicable law. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such limited liability company agreement.

     1.7 Directors and Officers. The directors of Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

     1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

     2.1 Exchange Agent. Prior to the Effective Time Parent shall appoint a bank or trust company Subsidiary of Parent or another bank or trust company reasonably acceptable to Company, or Parent’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

     2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration, and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the “Exchange Fund”).

     2.3 Delivery of Merger Consideration.

     (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

     (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

     (c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

     (d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the fractional shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

     (e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

     (f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Company), Company hereby represents and warrants to Parent as follows:

     3.1 Corporate Organization.

     (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Company is duly registered with the Office of Thrift Supervision (“OTS”) as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “Home Owners’ Loan Act”).

     (b) True, complete and correct copies of the Restated Certificate of Incorporation of Company (the “Company Certificate”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

     (c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificates of incorporation, by-laws and similar governing documents of each Subsidiary of Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

     (d) The deposit accounts of Countrywide Bank, fsb are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Countrywide Bank, fsb is a member in good standing of the Federal Home Loan Bank of Atlanta (the “FHLBA”).

     (e) The minute books of Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2005 of its stockholders and Board of Directors (including committees of its Board of Directors).

     3.2 Capitalization. (a) The authorized capital stock of Company consists of 1,000,000,000 shares of Company Common Stock, par value $0.05 per share, of which, as of December 31, 2007 (the “Company Capitalization Date”), 578,919,834 shares, including all Company Restricted Shares, were issued and outstanding, and 1,500,000 shares of preferred stock, par value $0.05 per share (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, (i) 250,000 shares were designated as Series A Participating Preferred Stock, none of which were outstanding, and (ii) 20,000 shares were designated, issued and outstanding as Series B Preferred Stock. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (u) 49,693,066 shares of Company Common Stock reserved for issuance in connection with Company Options and Company SARs under the Company Stock Plans that are outstanding as of the Company Capitalization Date, (v) 1,056,172 shares of Company Common Stock reserved for issuance upon settlement of the Company RSUs and Company Deferred Equity Units that are outstanding as of the Company Capitalization Date, (w) 111,111,111 shares of Company Common Stock reserved for issuance upon conversion of the Series B Preferred Stock, (x) 72,300,000 shares of Company Common Stock reserved for issuance upon conversion of

Company’s Series A and Series B floating rate convertible debentures, (y) 26,601,024 shares of Company Common Stock reserved for issuance under Company’s dividend reinvestment plan and 401(k) plan and (z) 250,000 shares of Series A Participating Preferred Stock reserved for issuance in accordance with the Amended and Restated Rights Agreement, dated as of November 27, 2001, as amended, between Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), pursuant to which Company has issued rights to purchase Series A Participating Preferred Stock (“Rights”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Company Stock Plans as set forth herein, the Certificate of Designation of the Series B Preferred Stock, and the Rights Agreement, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. As of the date of this Agreement, except as provided in the Certificate of Designation of the Series B Preferred Stock, there are no contractual obligations of Company or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (II) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

     (b) Company has provided Parent with a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option and Company SAR and settlement of each Company RSU and Company Deferred Equity Unit granted under the Company Stock Plans that were outstanding as of the Company Capitalization Date and the exercise price for each such Company Option and Company SAR. Other than the Company Options, Company SARs, Company Restricted Shares, Company RSUs and Company Deferred Equity Units that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or Company SARs or settlement of the Company RSUs or Company Deferred Equity Units granted under the Company Stock Plans or Company Deferred Equity Unit Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Stock Plans.

     (c) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Company. The Board of Directors of Company has determined unanimously that this Agreement is advisable and in the best interests of Company and its stockholders and has directed that this Agreement be submitted to Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

     (b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, Company Securitization Document, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

     3.4 Consents and Approvals. Except for (i) the filing of an application (the “BHCA Application”) with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and approval of such application, (ii) the filing of any required applications, filings or notices with any foreign, federal or state banking, consumer finance, mortgage banking, insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization (“SRO”), and the rules of the NYSE, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

     3.5 Reports; Regulatory Matters.

     (a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the OTS, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency, (v) the NYSE, (vi) any state consumer finance or mortgage banking regulatory authority or other Agency, (vii) any state agency charged with the regulation of the business of insurance (an “Insurance Department”), (viii) the SEC, (ix) any foreign regulatory authority and (x) any SRO (collectively, and together with applicable insurance regulatory authorities, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Company and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. Since January 1, 2005, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. There is no unresolved, or, to Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Since January 1, 2005, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Company’s ordinary course of business).

     (b) Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005 a recipient of any supervisory letter from, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To the knowledge of Company, there has not been any event or occurrence since January 1, 2005 that would result in a determination that Countrywide Bank, fsb is not “well capitalized” as a matter of U.S. federal banking law.

     (c) Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2005 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Company to its stockholders since January 1, 2005 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. Each current Subsidiary of Company that has filed since January 1, 2005 a Form S-3 registration statement with the SEC meets the requirements for the use of Form S-3, and no event has occurred that would reasonably be expected to result in Form S-3 eligibility requirements no longer being satisfied by any such Subsidiary. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

     3.6 Financial Statements.

     (a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b) Neither Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

     (c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee, a copy of which has previously been made available to Parent. As of the date hereof, there is no reason to believe that Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d) Since December 31, 2006, (i) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

     3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent.

     3.8 Absence of Certain Changes or Events. (a) Since September 30, 2007, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party, (D) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industries in which such party and its Subsidiaries operate or (E) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A) and (B), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

     (b) Since September 30, 2007 through and including the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

     (c) Since September 30, 2007, neither Company nor any of its Subsidiaries has (i) except for (A) normal increases for or payments to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Executive Officers”)) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or contractual obligations existing as of the date hereof, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officer or other employee or director from the amount thereof in effect as of September 30, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock, or any right to payment based on the value of Company’s capital stock, to any Executive Officer or other employee or director other than grants to employees (other than Executive Officers) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) changed any financial accounting methods, principles or practices of Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance, or (v) except for publicly disclosed ordinary dividends on the Company Common Stock or Series B Preferred Stock and except for distributions by wholly-owned Subsidiaries of Company to Company or another wholly-owned Subsidiary of Company, made or declared any distribution in cash or kind to its stockholder or repurchased any shares of its capital stock or other equity interests.

     3.9 Legal Proceedings. (a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or to which any of their assets are subject.

     (b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries) imposed upon Company, any of its

Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

     3.10 Taxes and Tax Returns.

     (a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal, California and New York state income Tax returns of Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority for all years to and including the years ending December 2004, December 2001 and February 2001, respectively, and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Company or any of its Subsidiaries for which Company does not have reserves that are adequate under GAAP. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Company or any of its Subsidiaries. The aggregate balance of the reserve for bad debts described in any provision under state or local laws and regulations similar to Section 593(g)(2)(A)(ii) of the Code of Company and its Subsidiaries is not greater than $1,000,000. Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

     (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

     (c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its Subsidiaries.

     (d) Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.

     3.11 Employee Matters.

     (a) Section 3.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependant thereof (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

     (b) With respect to each Company Benefit Plan, Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan; (viii) all amendments, modifications or material supplements to any Company Benefit Plan; and (ix) documents evidencing any discrimination or coverage tests performed during the last plan year. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has Company or any of its Subsidiaries taken substantial steps to make any such amendments or to adopt or approve any new Company Benefit Plan.

     (c) With respect to each of the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on Company. Company and each of its Subsidiaries have operated and administered each Company Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Company Benefit Plan are in compliance with all applicable laws. Each Company Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There are no pending or, to the knowledge of Company, threatened or anticipated claims by, on behalf of or against any of the Company Benefit Plans, any fiduciaries of such Company Benefit Plan (with respect to whom Company has an indemnification obligation) with respect to their duties to any Company Benefit Plan, or against the assets of such Company Benefit Plan or any trust maintained in connection with such Company Benefit Plan (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Company included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2007. There is not now, and to the knowledge of Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar laws of foreign jurisdictions. No “excess contributions” have been made that would be non-deductible or that would subject Company or any of its Subsidiaries to the excise tax imposed under Section 4972 of the Code. To the extent any Company Benefit Plan provides benefits in the form of, or permits investment in, securities of Company or any of its Subsidiaries, the interests in such Company Benefit Plan are subject to a current, effective registration statement under the Securities Act, or are subject to an exemption from registration and the requirements of such exemption have been satisfied, and the participants in such plan have been provided a current prospectus to the extent required by applicable law.

     (d) Neither Company nor any of its Subsidiaries nor any trade or business, whether or not incorporated, that, together with Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), maintains or contributes to, or during the five-year period prior to the date hereof has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code. Neither Company nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA other than plan funding obligations in the ordinary course and Pension Benefit Guaranty Corporation (“PBGC”) premiums (including any Controlled Group Liability as a result of its relationship with an ERISA Affiliate) or the penalty Tax, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, whether contingent or otherwise, including pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and no event, transaction, fact or condition exists that presents a risk to Company or any ERISA Affiliate of Company of incurring any such liability, or after the Effective Time, to Parent or any of its Affiliates, in each case, with respect to the Company Benefit Plans. No Company Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. With respect to each Company Benefit Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by Company or any of its Subsidiaries, or by any other person, that would reasonably be expected to result in any material liability to Company or any of its Subsidiaries, whether such liability is contingent or otherwise, and if Company or any of its Subsidiaries were to withdraw from any such Company Benefit Plan, such withdrawal would not result in any material liability to Company or any of its Subsidiaries. During the five-year period prior to the date hereof, with respect to any Company Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (i) there has not been a partial termination, and (ii) none of the following events has occurred: (x) the filing of a notice of intent to terminate, (y) the treatment of an amendment to such a Company Benefit Plan as a termination under Section 4041 of ERISA or (z) the commencement of proceedings by the PBGC to terminate such a Company Benefit Plan and (iii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations.

     (e) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Company or its applicable Subsidiary previously filed with the SEC. With respect to each Company Benefit Plan for which financial statements are required there has been no material adverse change in the financial status of such Company Benefit Plan since the date of the most recent financial statements provided to Parent by Company.

     (f) No Company Benefit Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s knowledge, threatened.

     (g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or (v) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No Company Benefit Plan provides for the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

     (h) No payment made or to be made in respect of any employee or former employee of Company or any of its Subsidiaries is reasonably expected to be nondeductible by reason of Section 162(m) of the Code.

     (i) Neither Company nor any of its Subsidiaries has any liability with respect to an obligation to provide post-employment welfare benefits (whether or not insured) with respect to any person beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state or local law.

     (j) With respect to the employees of Company and its Subsidiaries, all social security payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made have been timely and properly made.

     (k) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code and (clauses (A) and (B), together, the “409A Authorities”). No Company Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held. To the extent any Nonqualified Deferred Compensation Plan provides for earnings with respect to deferred amounts that are measured other than by reference to a fixed rate of return, the interests in such Nonqualified Deferred Compensation Plan are subject to a current, effective registration statement under the Securities Act or are subject to an exemption from registration and the requirements of such exemption have been satisfied.

     (l) All Company Options have been granted in compliance with the terms of the applicable Company Benefit Plans, with applicable law, and with the applicable provisions of the Company Certificate and Company Bylaws as in effect at the applicable time, and all such Company Options are accurately disclosed as required under applicable law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded). In addition, Company has not issued any Company Options or Company SARs pertaining to shares of Company Common Stock under any Company Benefit Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

     (m) Neither Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Company or any of its Subsidiaries or compel Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Company, threatened and neither Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and its Subsidiaries are in compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Company has made available to Parent a copy of all written policies and procedures related to Company’s and its Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to Company’s and its Subsidiaries’ employees.

     (n) Within the last six months, neither Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and

Retraining Notification Act (“WARN”) or any similar state or local laws regarding the termination or layoff of employees.

     (o) No material penalties have been imposed on Company, any Subsidiary, any Company Benefit Plan, or any employee, officer, director, administrator or agent thereof under Sections 1176 or 1177 of the Health Insurance Portability and Accountability Act of 1996, as amended.

     (p) Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

     3.12 Compliance with Applicable Law. (a) Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to Company or any of its Subsidiaries.

     (b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     3.13 Certain Contracts. (a) Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, Executive Officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Company, or any of their respective Subsidiaries to any Executive Officer or employee of Company or any of its Subsidiaries, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, to the knowledge of Company, upon consummation of the Merger will materially restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business, (v) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, (vi) that requires Company or any of its Subsidiaries to repurchase or indemnify with respect to a material portion of Previously Disposed of Loans, (vii) with or to a labor union or guild (including any collective bargaining agreement) or (viii) including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as an “Company Contract.”

     (b) (i) Each Company Contract is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such Company Contract. There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.

     3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

     (b) All Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Company and its Subsidiaries and, to Company’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.15 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

     (b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Company has made available to Parent in writing the material Policies, Practices and Procedures.

     3.16 Warehouse Loan Portfolio.

     (a) Section 3.16(a) of the Company Disclosure Schedule sets forth the aggregate outstanding principal amount, as of December 31, 2007, of all loan agreements, notes or borrowing arrangements payable to Company or its Subsidiaries other than Loans (as defined in Section 3.20) (collectively, “Warehouse Loans”).

     (b) Section 3.16(b) of the Company Disclosure Schedule sets forth all Warehouse Loans outstanding as of December 31, 2007 that were designated as of such date by Company as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import, together with the principal amount of each such Warehouse Loan and the amount of specific reserves with respect to each such Warehouse Loan.

     3.17 Property. Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Real Property. Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances.

     3.18 Intellectual Property.

     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

     “Company IP” means all Intellectual Property owned, used, held for use or exploited by Company or any of its Subsidiaries.

     “Customer Information” means information and data, whether proprietary or not, relating to customers, clients of customers or end-users.

     “Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”), and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (iv) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials) (collectively, “Copyrights”); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation (collectively, “Software”); (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

     “License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

     “Licensed Company IP” means the Intellectual Property owned by a third party that Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

     “Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified by the Open Source Initiative and listed on its website (www.opensource.org) is Open Source Software.

     “Owned Company IP” means the Intellectual Property that is owned by Company or any of its Subsidiaries.

     (b) Company and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP.

     (c) The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Company and its Subsidiaries as they are currently conducted, as they have been conducted since December 31, 2006.

     (d) The Owned Company IP and, to the knowledge of Company, Licensed Company IP, are valid, subsisting and enforceable. Company and each of its Subsidiaries have complied with and are in compliance with all laws (including marking requirements and payment of all applicable fees) with respect to any such Intellectual Property that is issued, granted or registered by or with any Governmental Entity or for which an application therefor has been filed with any Governmental Entity, and all registrations of Owned Company IP are currently in good standing and subsisting.

     (e) Neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party. There is no action, suit, claim, investigation, arbitration or any other proceeding pending or, to the knowledge of Company, threatened, (i) asserting that (A) any use or exploitation of any of the Company IP by Company or any of its Subsidiaries, or (B) the conduct of the businesses of Company and its Subsidiaries as they are currently conducted or have been conducted since December 31, 2001; in each case, infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party; or (ii) asserting the invalidity, misuse or unenforceability of any item of Owned Company IP, or challenging the right to use or ownership by Company or its applicable Subsidiary of such item, and there are no grounds for any such claim or challenge. There is no outstanding order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity by or with any Governmental Entity relating to Intellectual Property by which Company or any of its Subsidiaries is bound.

     (f) No Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of Company, no third party has infringed, misappropriated or otherwise violated any Owned Company IP, and there are no facts that would reasonably be expected to result in any such infringement, misappropriation or other violation. Neither Company nor any of its Subsidiaries has given any warranty or indemnification in connection with any Company IP to any third party, except for warranties or indemnities given in the ordinary course of business.

     (g) Company and each of its Subsidiaries have taken all reasonable actions to maintain and protect each item of Owned Company IP and no loss of Owned Company IP is pending, reasonably foreseeable or threatened. Without limiting the foregoing, Company and each of its Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of all Company IP. The Trade Secrets of Company and its Subsidiaries have not been disclosed to any third party other than under such confidentiality agreements or other confidentiality obligations. All former and current employees, consultants and contractors of Company or any of its Subsidiaries who contribute or have contributed to the creation or development of any Company IP have executed written instruments with Company or such Subsidiary that assign to Company or such Subsidiary all rights, title and interest in and to any such contributions that Company or such Subsidiary does not already own by operation of law. No current or former employee, officer, director, stockholder, consultant or independent contractor has any valid right, claim or interest in or with respect to any Owned Company IP. No inventor listed on Company’s or its Subsidiaries’ Patents is under any obligation to assign its rights in such Patents to a former employer, person, or entity, nor is the validity of any of Company’s or its Subsidiaries’ Patents affected by the prior employment of any such inventor. Neither Company nor any of its Subsidiaries has developed jointly with any third party any Intellectual Property with respect to which such third party has any rights, and all Owned Company IP is solely owned by Company or one of its Subsidiaries.

     (h) No material License Agreement pursuant to which Company or any of its Subsidiaries is entitled to use any Licensed Company IP may be unilaterally terminated by any third party which is a party to such License Agreements as a result of the consummation of the transactions provided for herein. Neither Company, nor its Subsidiaries, nor, to the knowledge of Company, any third party, is in default under any material License Agreement to which Company or any of its Subsidiaries is a party.

     (i) Company’s and its Subsidiaries’ collection, storage, use and dissemination of Customer Information and any personally identifiable information are and have been in material compliance with all applicable laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations. All use, exploitation and disclosure by Company and its Subsidiaries of Customer Information and any personally identifiable information owned by a third party has been pursuant to the terms of a License Agreement or another written agreement with such third party, or is otherwise lawful. Company and each of its Subsidiaries have reasonable security and data protections in place, consistent with general industry practices, with respect to Customer Information and personally identifiable information, and there has been no material breach thereof or loss of data since December 31, 2005.

     (j) To the knowledge of Company, the Software included in the Company IP, and the hardware and information technology systems currently used by Company and its Subsidiaries, are sufficient in all material respects for the purposes for which they are used in the businesses of Company and its Subsidiaries. To the knowledge of Company, the Software included in the Company IP does not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase or harm in any way such Software’s operation, or cause such Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any third party to access such Software without authorization. No source code for any Software included in Owned Company IP has been delivered, licensed or made available to any escrow agent or other third party and neither Company nor any of its Subsidiaries has any current duty or obligation to deliver, license or make available such source code to any escrow agent or other third party.

     (k) No Owned Company IP contains or is derived from Open Source Software and no Software that contains or is derived from Open Source Software has been distributed or licensed by Company or any of its Subsidiaries to third parties.

     (l) No License Agreement that is binding upon Company or any of its Subsidiaries contains any provision that would restrict or otherwise impair the freedom of operation of Company or such Subsidiaries, whether prior to or after the Closing Date, including by means of any non-compete provision or “most favored customer” or preferred pricing provisions (each, a “Restrictive Covenant”). Without limiting the foregoing, by virtue of any obligations entered into by Company or any of its Subsidiaries, the consummation of the transactions contemplated hereunder will not result in Parent or any of its Affiliates (i) being bound by any Restrictive Covenant or (ii) granting any rights or licenses to any Intellectual Property of Parent or any of its Affiliates to any third party (including by means of a covenant not to sue or cross-license). The consummation of the transactions contemplated by this Agreement (including the Merger) will not alter, impair or extinguish any rights in Company IP.

     (m) Section 3.18(m)(i) of the Company Disclosure Schedule sets forth a complete and correct list of the following categories of Owned Company IP: (i) Patents, Patent applications and invention disclosures, (ii) registered and applied for Trademarks and material unregistered Trademarks, (iii) registered and applied for Copyrights and (iv) domain names; in each case listing, as applicable (A) the name of the current owner of record, (B) the application and/or registration number and (C) the filing date and/or issue date. Except as disclosed on Section 3.18(m)(iii) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has granted exclusively to any third party any rights under any Company IP.

     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property, the Mortgaged Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws (“Environmental Laws”), pending or threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Company, its Subsidiaries, and the activities, operations and conditions on the Real Property have complied with all applicable Environmental Laws.

     3.20 Mortgage Banking Business.

     (a) Definitions. For purposes of this Section 3.20, the following terms shall have the following meanings:

     “Advances” means, with respect to Company, any of its Subsidiaries or the Servicing Agreements, the moneys that have been advanced by Company or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of the Loans in accordance with Applicable Requirements.

     “Agency or Agencies” means FHA, VA, HUD, a State Agency, FNMA, FHLMC, FHLBA or GNMA, as applicable.

     “Applicable Requirements” means and includes, as of the time of reference, with respect to the origination of the Pipeline Loans, or the origination, purchase, sale and servicing of the Loans, or handling of REO, or the Servicing Agreements, all of the following (in each case to the extent applicable to any particular Pipeline Loan, Loan, REO or Servicing Agreement): (i) all contractual obligations of Company and its Subsidiaries, including with respect to any Servicing under any Servicing Agreement, Master Servicing Agreement, Mortgage Note, Mortgage and other Mortgage Loan Document or any commitment or other contractual obligation relating to a Pipeline Loan, (ii) all applicable underwriting, servicing and other guidelines of Company or any of its Subsidiaries as incorporated in the Seller and Servicing Guides, (iii) all laws applicable to Company or any of its Subsidiaries, (iv) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including those of any applicable Agency, Investor or Insurer and (v) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

     “Certificate Insurer” means a provider of an insurance policy insuring against certain specified losses or shortfalls with respect to Collateral Certificates or Collateral Certificate Pools.

     “Collateral Certificate” means a security directly or indirectly based on and backed by a Mortgage Pool, which security has been pledged, granted or sold to secure or support payments on specific asset-backed securities that are administered pursuant to a Servicing Agreement, including any Company Securitization Interests.

     “Collateral Certificate Pool” means a group of Collateral Certificates that have been pledged, granted or sold to secure or support payments on specific asset-backed securities that are administered pursuant to a specific Servicing Agreement.

     “Custodial Account” means all funds held or directly controlled by Company or any of its Subsidiaries with respect to any Loan or any Collateral Certificate or any Collateral Certificate Pool, including all principal and interest funds and any other funds due Investors, buydown funds, suspense funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of Mortgagors, if applicable).

     “Custodial File” means, with respect to a Loan, all of the documents that must be maintained on file with a document custodian, Investor, trustee or other designated agent under Applicable Requirements.

     “FHA” means the Federal Housing Administration of HUD or any successor thereto.

     “FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

     “FNMA” means the Federal National Mortgage Association or any successor thereto.

     “Foreclosure” means the process culminating in the acquisition of title to a mortgaged property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under Applicable Requirements.

     “GNMA” means the Government National Mortgage Association or any successor thereto.

     “HUD” means the Department of Housing and Urban Development.

     “Insurer” means a person who (i) insures or guarantees all or any portion of the risk of loss on any Loan, including, without limitation, any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Loan or related Mortgaged Property, (ii) provides any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy or (iii) is a Certificate Insurer.

     “Investment Commitment” means the optional or mandatory commitment of Company or any of its Subsidiaries to sell to any person, and a person to purchase from Company or any of its Subsidiaries, a Loan Held for Sale or an interest in a Loan Held for Sale owned or to be acquired by Company or any of its Subsidiaries.

     “Investor” means, with respect to the Mortgage Servicing Portfolio, any Agency or Private Investor who owns or holds Loans, Collateral Certificates or Collateral Certificate Pools master serviced, serviced or subserviced by Company or any of its Subsidiaries, pursuant to a Servicing Agreement including a holder of mortgage-backed securities, mortgage pass-through certificates, participation certificates or similar securities, including any securitization trustee acting on behalf of such holder.

     “Loans” means Loans Held for Sale, Serviced Loans, Previously Disposed of Loans, Paid-Off Loans and Portfolio Loans.

     “Loans Held for Sale” means a mortgage loan owned by Company or any of its Subsidiaries, including a mortgage loan that has closed but not funded, and that is intended to be sold to an Investor in the ordinary course.

     “Master Servicing” means master servicing services in respect of Collateral Certificates, Collateral Certificate Pools or Loans, consisting principally of one or more of the following functions (or a portion thereof): (i) the supervision and oversight of the performance by servicers of their obligations under servicing agreements, but not otherwise having the contractual responsibility to the Investor to collect payments from or enforce the Mortgage Loan Documents against individual Mortgagors, except perhaps in the event the servicer is terminated; (ii) causing Loans to be serviced in the event a servicer is terminated until a replacement servicer is retained; (iii) the calculation of payments due to owners of mortgage-backed securities, asset-backed securities, participation certificates or other similar securities or Loans; (iv) the transmittal of payments related to Loans, Collateral Certificates or Collateral Certificate Pools to the Investor; (v) the transmittal or payment of Advances; (vi) the preparation of reports to Investors, Tax authorities and the SEC; and (vii) if applicable, the compliance with REMIC or other relevant Tax requirements. For purposes of this Agreement, Master Servicing does not include Servicing where the master servicer either delegates its duties to a subservicer or servicer and has responsibility to the Investor for the acts, errors or omissions of such subservicer or servicer or otherwise has responsibility to the Investor for the primary servicing of the Loans with respect to the Mortgagors.

     “Master Servicing Agreement” means an agreement pursuant to which Company or any of its Subsidiaries provides Master Servicing (including any rights to master servicing fees).

     “Mortgage” means with respect to a Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

     “Mortgage Loan Documents” means the Custodial File and all other documents relating to Loans required to document and service the Loans in accordance with Applicable Requirements, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

     “Mortgage Note” means, with respect to a Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

     “Mortgage Pool” means a group of mortgage loans that have been pledged, granted or sold to secure or support payments on specific mortgage-backed securities or specific participation certificates, including Collateral Certificates and Collateral Certificate Pools.

     “Mortgage Servicing Portfolio” means the portfolio of Loans, Collateral Certificates and the Collateral Certificate Pools serviced or to be serviced by Company or any of its Subsidiaries pursuant to Servicing Agreements.

     “Mortgaged Property” means the real property and improvements that secure a Mortgage Note and that are subject to a Mortgage.

     “Mortgagor” means the obligor(s) on a Mortgage Note.

     “Originator” means, with respect to any Loan, the person or persons that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application or (iii) closed and/or funded such Loan.

     “Paid Off Loan” means a mortgage loan or any other type of loan that, at any time, has been owned and/or serviced (including, without limitation, master servicing and subservicing) by Company or any of its Subsidiaries (including any predecessor in interest) and has been paid off, foreclosed, or otherwise liquidated.

     “Pipeline Loans” means applications in process for mortgage loans to be made by Company or any of its Subsidiaries, whether or not registered or designated as price protected on Company’s mortgage loan origination system and, in either case, that have not closed or been funded.

     “Portfolio Loan” means a residential mortgage loan owned by Company or any Subsidiary or REO owned by Company or any Subsidiary which is not a Loan Held for Sale.

     “Previously Disposed of Loans” means mortgage loans or any other type of loans or loan servicing rights that, as of any time, Company or any of its Subsidiaries or any predecessor in interest of Company or any of its Subsidiaries owned and subsequently sold, transferred, conveyed or assigned and for which Company or any of its Subsidiaries retains a contingent liability to third parties for failure to originate, service, sell, securitize, or otherwise handle such loans or servicing rights in accordance with the then current Applicable

Requirements, including, without limitation, the obligation to repurchase or indemnify the purchaser pursuant to the applicable loan or servicing purchase agreement.

     “Prior Servicer” means any person that was a master servicer, servicer or subservicer of any Loan before Company, any Subsidiary or the current Servicer, as applicable, became the master servicer, servicer or subservicer of such Loan.

     “Private Investors” means Company, any of its Subsidiaries or any person other than the Agencies who owns Loans master serviced, serviced or subserviced by Company of any of its Subsidiaries pursuant to a Master Servicing Agreement or Servicing Agreement.

     “Recourse” means any arrangement pursuant to which Company or any of its Subsidiaries bears the risk to (i) an Investor or (i) a purchaser of Previously Disposed of Loans of any part of the ultimate credit losses incurred in connection with a default under or Foreclosure of a Loan, except insofar as such risk of loss is based upon (A) a breach by Company or any of its Subsidiaries of any of their contractual representations, warranties or covenants or (B) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements. The parties acknowledge that no Recourse results from or arises under (x) the Applicable Requirements pertaining to GNMA or (y) with respect to any Master Servicing Agreement, losses as to which the responsibility or liability of Company or any of its Subsidiaries is limited to customary special hazard, bankruptcy and fraud coverages, the amount of which coverages is established by nationally recognized rating agencies in connection with rated series of mortgage pass-through certificates, participation certificates, mortgage backed securities or other similar securities.

     “REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

     “REO” means any property acquired in the conduct of Company’s or any of its Subsidiaries’ mortgage servicing business as a result of any Foreclosure or any other method in satisfaction of indebtedness (whether for Company’s or any of its Subsidiaries’ own account or on behalf of an Investor or Insurer).

     “Seller and Servicing Guides” means the (i) seller and servicer guides utilized by the Agencies and other Investors to which Company or any of its Subsidiaries have sold residential mortgage loans and/or for which Company or any of its Subsidiaries services residential mortgage loans and (ii) the manuals, guidelines and related employee reference materials utilized by Company or any of its Subsidiaries to govern its relationships with mortgage brokers, correspondent and wholesale sellers of loans or under which loans originated directly by Company or any of its Subsidiaries is made.

     “Serviced Loan” means any mortgage loan with respect to which Company or any of its Subsidiaries owns or provides the Servicing.

     “Servicer” means the person responsible for performing the master servicing, servicing or subservicing functions in connection with a Serviced Loan.

     “Servicing” means mortgage loan servicing and subservicing rights and obligations including one or more of the following functions (or a portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan; (ii) the collection of payments on account of taxes and insurance; (iii) the remittance of appropriate portions of collected payments; (iv) the provision of full escrow administration; (v) the pursuit of Foreclosure and alternate remedies against a related Mortgaged Property; (vi) the administration and liquidation of REO; (vii) the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Serviced Loans, earnings on and other benefits of the related Custodial Accounts and any other related accounts maintained by Company or any of its Subsidiaries pursuant to Applicable Requirements; (viii) any other obligation relating to servicing of mortgage loans, Collateral Certificates or Collateral Certificate Pools required under any Servicing Agreement not otherwise described in the foregoing clauses; (ix) the right to exercise any clean up calls; (x) the performance of administrative functions relating to any of the foregoing; and (xi) the provision of Master Servicing and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly includes the related Custodial Accounts, the Mortgage Loan Documents and the right to enter into arrangements with third parties that generate ancillary fees and benefits with respect to the Serviced Loans.

     “Servicing Agreements” mean agreements, including Master Servicing Agreements, pursuant to which Company or any of its Subsidiaries provides Servicing in connection with Serviced Loans.

     “Servicing Compensation” means any servicing fees and any excess servicing compensation which Company or any of its Subsidiaries is entitled to receive pursuant to any Servicing Agreement.

     “State Agency” means any state agency or other state entity with authority to regulate the mortgage-related activities of Company or any of its Subsidiaries or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by Company or any of its Subsidiaries.

     “VA” means the Department of Veterans Affairs or any successor thereto.

     “VA Loans” means mortgage loans that are guaranteed or are eligible to be guaranteed by the VA.

     (b) Without limiting the generality of Section 3.12(a), one or more of Company and its Subsidiaries is approved by and is in good standing: (i) as a non-supervised mortgagee by HUD to originate and service Title II FHA mortgage loans; (ii) as a GNMA I and II Issuer by GNMA; (iii) by the VA to originate VA Loans; and (iv) as a seller/servicer by FNMA, FHLMC and FHLBA to originate and service residential mortgage loans.

     (c) The Advances are valid and subsisting amounts owing to Company and its applicable Subsidiary, were made in accordance with Applicable Requirements and are carried on the books of Company or the applicable Subsidiary at values determined in accordance with

GAAP, and are not subject to setoffs or claims arising from acts or omissions of Company or any of its Subsidiaries. No Investor has claimed any defense, offset or counterclaim to repayment of any Advance that is pending.

     (d) None of the Loans, Collateral Certificates, Collateral Certificate Pools, or Servicing Agreements provides for Recourse to Company or any of its Subsidiaries.

     (e) With respect to each Loan and, if and to the extent specified, each Pipeline Loan (provided, for purposes of this Section 3.20(e), notwithstanding anything else to the contrary in this Agreement, the Investor, if any, for any Loans Held for Sale shall be the Investor that is party to the applicable Investment Commitment and the representations and warranties pertaining to Previously Disposed of Loans and Paid Off Loans shall be limited to Sections 3.20(e)(i) -(iv):

          (i) Each Loan was originated in accordance with Applicable Requirements. Each Loan (other than a Portfolio Loan), Collateral Certificate or Collateral Certificate Pool in the Mortgage Servicing Portfolio was eligible in all material respects for sale to, insurance by, or pooling to back securities issued or guaranteed by, the applicable Investor or Insurer upon such sale, issuance of insurance or pooling, except for Serviced Loans, Collateral Certificates or Collateral Certificate Pools as to which the ineligibility for such sale, issuance of insurance or pooling would not be the contractual or legal responsibility of Company or any of its Subsidiaries under Applicable Requirements. Each Loan Held for Sale allocated to a particular Investor in accordance with the standard secondary market practices of Company is eligible in all material respects for sale under an Investment Commitment. Each Loan Held for Sale not allocated to a particular Investor in accordance with the foregoing sentence would be otherwise eligible for sale in all material respects under an Investment Commitment upon allocation to an Investor. There exists no fact or circumstance that would entitle the applicable Insurer or Investor to (A) demand from Company or any of its Subsidiaries either repurchase of any Serviced Loan or Previously Disposed of Loan or any Collateral Certificate or Collateral Certificate Pool or indemnification for losses or refuse to purchase a Loan Held for Sale, (B) impose on Company or any of its Subsidiaries sanctions, penalties or special requirements in respect of any Loan or (C) rescind any insurance policy or reduce insurance benefits in respect of any Loan which would result in a breach of any obligation of Company or any of its Subsidiaries under any agreement. Each Pipeline Loan complies in all material respects with Applicable Requirements for the stage of processing that it has achieved based on the Investor or Insurer program, if applicable, under which Company or its applicable Subsidiary originated the Pipeline Loan.

          (ii) Each Loan is evidenced by a Mortgage Note and is duly secured by a valid first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance. No Loan

(including Paid Off Loans and Previously Disposed of Loans) is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Company or any of its Subsidiaries, in whole or in part, or subject to any right of rescission (except any Loans Held for Sale which are closed but not funded), set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. For purposes of this Section 3.20(e)(ii), references to Mortgage Notes shall be deemed to include mortgage notes in respect of REO and Paid-Off Loans.

          (iii) Company and each of its Subsidiaries (in their respective capacities as Servicer or otherwise) and, to the knowledge of Company, each Originator and Prior Servicer have complied, and each Loan complied and comply, in all material respects with the Applicable Requirements including the federal Fair Housing Act, federal Equal Credit Opportunity Act and Regulation B, federal Fair Credit Reporting Act, federal Truth in Lending Act and Regulation Z, National Flood Insurance Act of 1968, federal Flood Disaster Protection Act of 1973, federal Real Estate Settlement Procedures Act and Regulation X, federal Fair Debt Collection Practices Act, federal Home Mortgage Disclosure Act and applicable state consumer credit and usury laws.

          (iv) There has been no material fraudulent action on the part of the Originator or parties acting on behalf of the Originator in connection with the origination of any Loan or Pipeline Loan or the application of any insurance proceeds with respect to a Loan or the Mortgaged Property for which Company or any of its Subsidiaries is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

          (v) Each material Servicing Agreement is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect without notice by the applicable Investor of termination thereof. Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each material Servicing Agreement. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such material Servicing Agreement. There are no disputes pending or, to Company’s knowledge, threatened with respect to any material Servicing Agreement. The Servicing of the Loans, Collateral Certificates and Collateral Certificate Pools complies in all material respects with all Applicable Requirements.

          (vi) The custodial files relating to all Mortgage Pools have been initially certified, finally certified and/or recertified if required by the applicable Servicing Agreement and otherwise in accordance in all material respects with Applicable Requirements.

          (vii) All Custodial Accounts required to be maintained by Company or any of its Subsidiaries have been established and continuously maintained in accordance with Applicable Requirements in all material respects. Subject to and in accordance with the Applicable Requirements pertaining generally to the type, size, rating or capitalization of depository institutions qualified to hold such balances, Company has the right and power to determine the financial institution in which the Custodial Accounts are held. All Mortgage Loan Documents required to be obtained and maintained by Company or any of its Subsidiaries have been obtained and continuously maintained in accordance with Applicable Requirements in all material respects.

          (viii) Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of mortgage loans, none of Company or any of its Subsidiaries is now nor has been, since January 1, 2005, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, an Agency, an Insurer or an Investor, relating to the origination, sale or servicing of mortgage loans.

          (ix) No Loan is a “High Cost Loan” or “Covered Loan”, as applicable, under either the Home Ownership Equity Protection Act or a similar state or local anti-predatory lending Law, including, without limitation, as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary of Terms which is now Version 5.7 Revised, Appendix E, and no mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

     (f) Company or one of its Subsidiaries is the sole owner of the Loans Held for Sale, Portfolio Loans, and Servicing, free and clear of any Liens, other than Liens in favor of Company’s or its Subsidiaries’ lenders pursuant to financing arrangements, except to the extent any Loan Held for Sale or Portfolio Loan is prepaid in full or subject to a completed Foreclosure action (or non judicial proceeding or deed in lieu of Foreclosure) in which case Company or one of its Subsidiaries shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which Company or its Subsidiaries was entitled, in each case free and clear of any Liens.

     3.21 Securitization Matters.

     (a) Each of Company and its applicable Subsidiaries and, to the knowledge of Company, each other party thereto has performed in all material respects the obligations to be performed by it under each of the Company Securitization Documents, including any required filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices.

     (b) Each of the Company Securitization Interests, each series of certificates or other securities issued by any Company Securitization Trust and each of the Company Securitization Documents to which Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party, is in full force and effect and is a valid, binding and enforceable obligation of Company, such Subsidiary or any Company Securitization Trust, as the case may be, and, to the knowledge of Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception. Each Company Securitization Interest (including, without limitation, each Retained Interest) is fully paid and subject to no further assessment or obligation, other than required servicing or master servicing advances in transactions for which Company or any of its Subsidiaries serves as servicer or master servicer.

     (c) All Company Securitization Documents required to be qualified under the Trust Indenture Act of 1939, as amended, have been so qualified and no Company Securitization Trust is required to be registered under the Investment Company Act of 1940, as amended. The sale of all securities issued by any Company Securitization Trust was either duly registered under, or exempt from the registration requirements of, the Securities Act.

     (d) Since January 1, 2005, on a consolidated basis, Company has properly accounted for the sale of all Loans under GAAP, including Statement of Financial Accounting Standards No. 140, and including in respect of the reporting of income arising from the sale of such Loans.

     (e) On a consolidated basis, Company is not required to consolidate any variable interest entity under GAAP, including FIN 46 and FIN 46R, as in effect as of the date hereof in connection with any transaction related to a Company Securitization Trust.

     (f) Since January 1, 2005, neither Company nor any of its Subsidiaries has owned any security issued by a Company Securitization Trust that includes an embedded derivative under GAAP.

     (g) Company or its applicable Subsidiary has made all reasonably necessary plans and preparations in order to comply in a timely manner with all requirements of Regulation AB promulgated by the SEC.

     (h) All reports required to be filed since January 1, 2005 with the SEC or any other Governmental Entity in connection with any Company Sponsored Asset Securitization Transaction complied as to form in all material respects with the published rules and regulations of the SEC or such other Governmental Entity with respect thereto. No person has failed in any respect to make the certifications required of him or her under Section 302 of the Sarbanes-Oxley Act with respect to such reports. All assessments and attestations regarding servicing compliance required to be delivered or filed by Company or any of its Subsidiaries have been timely and accurately filed, and no material instances of noncompliance have been identified in such assessments or attestations. Since December 31, 2006, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Securitization Trust or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Company Securitization Trust has engaged in questionable accounting or auditing practices, and no attorney representing Company, any of its Subsidiaries, or any Company Securitization Trust, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company, any of its Subsidiaries, or any Company Securitization Trust or any of their respective officers, directors, employees, or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company or any other authorized person.

     (i) No event or condition exists which does now or with either notice or the passage of time would constitute a default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document. No Adverse Development has occurred and is continuing in connection with any Company Sponsored Asset Securitization Transaction. No event or condition exists which constitutes a Servicer Default or other similar event permitting the termination of the servicer under any of the Company Securitization Documents (a “Servicer Default or Termination”). The consummation of the transactions contemplated hereby (including the Merger) shall not cause the occurrence of any Adverse Development or Servicer Default or Termination. Each Subsidiary of Company which acts as a servicer, master servicer or trustee and, to the knowledge of Company, each other party which acts as servicer, master servicer or trustee under the Company Securitization Documents has properly administered all accounts in accordance with the terms of the governing documents, prudent banking practices and applicable law and the accountings for each such account are true and correct and accurately reflect the assets of such account. Company and each applicable Subsidiary has timely made all required advances in all transactions for which it serves as servicer or master servicer or is otherwise required to make advances.

     (j) No registration statement, prospectus, preliminary prospectus, free writing prospectus, term sheet, computational materials, preliminary private placement memorandum, private placement memorandum or other offering document, or any report or schedule filed with or furnished to the SEC or any other Governmental Entity, or any amendments or supplements to any of the foregoing (collectively, “Securitization Disclosure Documents”), utilized in connection with the offering of securities in any loan or other asset securitization transaction in which Company or any of its Subsidiaries was an issuer, sponsor or depositor (each, a “Company Sponsored Asset Securitization Transaction”), and no disclosure concerning Company, any of its Subsidiaries, or any assets or business operations of either provided to any other party in connection with the offering of securities in any loan or other asset securitization transaction in which Company, any of its Subsidiaries or any such other party was a servicer or seller or otherwise had disclosure obligations, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document) and as of the date on which Company or any of its Subsidiaries agreed to sell any such security, contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     (k) Section 3.21(k) of the Company Disclosure Schedule sets forth a true and correct list as of the date hereof of all outstanding Company Sponsored Asset Securitization Transactions, and for each such transaction, any associated retained instruments and any other forms of recourse or other direct or indirect exposures retained by Company and its Subsidiaries, and includes the principal amount as of the most current reporting date prior to the date hereof for each security listed thereon. No Company Sponsored Asset Securitization Transaction has a

clean up call feature that is triggered at a level greater than 10% of the remaining collateral balance.

     (l) To the knowledge of Company, the issuer of any security issued in any Company Sponsored Asset Securitization Transaction, and all such securities, meet the requirements for, and are entitled to, the Tax characterization or Tax treatment for federal, state or local income or franchise Tax purposes described in the related Securitization Disclosure Documents. Neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any trustee, master servicer, servicer or issuer with respect to any Company Sponsored Asset Securitization Transaction, has taken or failed to take any action which action or failure to act might adversely affect the intended Tax characterization or Tax treatment for federal, state or local income or franchise Tax purposes of the issuer or any securities issued in any such Company Sponsored Asset Securitization Transaction. All federal, state and local income or franchise Tax and information returns and reports required to be filed by the issuer, master servicer, servicer or trustee relating to any Company Sponsored Asset Securitization Transactions, and all Tax elections required to be made in connection therewith, have been properly and timely filed or made and are correct in all material respects.

     (m) For purposes of this Agreement, the following terms shall have the meanings assigned below:

     “Adverse Development” means any event or condition which is or with either notice or the passage of time would (i) constitute a breach, default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document or (ii) trigger any requirement under any Company Securitization Document to (x) fund an increase in any form of internal credit enhancement, external credit enhancement, spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such internal or external credit enhancement or account under the terms of any Company Securitization Document or (z) otherwise increase any otherwise required credit enhancement required under the Company Securitization Documents.

     “Company Securitization Documents” includes each security issued by any Company Securitization Trust, and each loan sale agreement, pooling and servicing agreement, indenture, bond insurance agreement (and related policy), pool insurance agreement (and related policy), guarantee, swap or derivative contract, prospectus, offering circular, underwriting agreement, purchase agreement and each other material agreement related to any such security and each supplement, terms or pricing agreement or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

     “Company Securitization Interests” means any securities, any Retained Interest, any reserve account, cash collateral account, other residual or servicing interest or other ongoing obligations (in each case whether or not certificated) owned by Company or any of its Subsidiaries created pursuant to or associated with any Company Securitization Document.

     “Company Securitization Trust” means any trust or other special purpose vehicle created by Company.

     “Retained Interest” means any interest retained by Company or any of its Subsidiaries pursuant to the Company Securitization Documents.

     “Servicer Default” means a servicer or master servicer default or similar event, as specified in the relevant pooling and servicing agreement, indenture or other Company Securitization Document, as the case may be.

     (n) For purposes of this Section 3.21 and Section 3.5(c), “Subsidiary” shall include any Subsidiary of Company and, if and to the extent not otherwise included, also include each issuer, sponsor and/or depositor in each Company Sponsored Assed Securitization Transaction.

     3.22 Insurance Matters.

     (a) Each Subsidiary of Company that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Insurance Subsidiary is licensed, authorized or eligible is set forth in Section 3.22(a) of the Company Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Insurance Subsidiary to transact the business of insurance.

     (b) Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certifications required in connection therewith, and all required supplemental materials, filed by each Insurance Subsidiary with any Insurance Department since January 1, 2005 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed or permitted by the Insurance Department of the applicable state of domicile and applied on a consistent basis (“SAP”). Each such Statutory Statement presents fairly, in all material respects and in conformity with SAP, the statutory financial condition of such Insurance Subsidiary on the respective date of the Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. No deficiencies or violations have been asserted in writing (or, to the knowledge of Company, orally) by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department. Section 3.22(b) of the Company Disclosure Schedule sets forth a complete list of permitted practices under SAP that are used in any of the Statutory Statements of any Insurance Subsidiary.

     (c) The aggregate reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the Statutory Statements, (A) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); (B) are fairly stated in accordance with sound actuarial principles; (C) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (D) include provisions for all actuarial reserves and related items reasonably required to be established in accordance with applicable laws.

     (d) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Insurance Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with applicable laws. All premium rates with respect to the Insurance Contracts, to the extent required by law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection. All such premium rates comply with applicable laws and are within the amount permitted by such laws.

     (e) All underwriting, management and administration agreements entered into by any Insurance Subsidiary are, to the extent required by law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.

     (f) All advertising, promotional, sales and solicitation materials and all product illustrations used by any Insurance Subsidiary or any agent, broker, intermediary, manager or producer employed or engaged by any Insurance Subsidiary (each, a “Producer”) of any Insurance Subsidiary are in compliance with applicable laws.

     (g) Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements involving cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding material liability) (“Reinsurance Contracts”) to which any Insurance Subsidiary is a party or by which any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. Neither any Insurance Subsidiary nor, to the knowledge of Company, any other party thereto is in default with regard to any such Reinsurance Contract. There are no disputes pending or, to the knowledge of Company, threatened with respect to any such Reinsurance Contract.

     (h) Each Insurance Subsidiary is entitled under applicable law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To Company’s knowledge, all such amounts recoverable by Company or any of its Insurance Subsidiaries are fully collectible in due course. Neither Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract, and, to Company’s knowledge, the financial condition of each party to each Reinsurance Contract pursuant to which any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder could reasonably be anticipated.

     (i) Since January 1, 2005, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Insurance Subsidiary or stated to Company that it is considering lowering any rating assigned to any Insurance Subsidiary or placing any Insurance Subsidiary on an “under review” status. As of the date of this Agreement, each Insurance Subsidiary has the A.M. Best rating set forth in Section 3.22(i) of the Company Disclosure Schedule.

     (j) No single Producer generated more than ten percent (10%) of the aggregate gross written premium of any Insurance Subsidiary during the year ended December 31, 2007. To Company’s knowledge, no Producer is engaged in, or has been engaged in, any pattern or practice of noncompliance with applicable laws regarding such Producer's authority to engage in the type of insurance activities in which such Producer is engaged, including laws requiring such Producer to be duly licensed. To Company’s knowledge, there is no dispute pending or threatened against Company or any Insurance Subsidiary by any Producer who individually accounted for more than five percent (5%) of the aggregate gross written premiums of any Insurance Subsidiary during the year ended December 31, 2007.

     (k) “PMI Reinsurance Agreements” means all reinsurance agreements, treaties, trust agreements and other agreements, and all amendments to any of the foregoing, relating to any reinsurance assumed by any Insurance Subsidiary (on an indemnity reinsurance basis or otherwise) of private mortgage insurance written directly by any insurance company. Each PMI Reinsurance Agreement is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. Neither any Insurance Subsidiary nor, to the knowledge of Company, any other party thereto is in default with regard to any PMI Reinsurance Agreement. There are no material disputes pending or, to the knowledge of Company, threatened with respect to any PMI Reinsurance Agreement.

     (l) The maximum liability of Company and any Insurance Subsidiary under any PMI Reinsurance Agreement is limited to the amount of funds held in trust under such PMI Reinsurance Agreement at such time as Company or such Insurance Subsidiary may elect not to deposit additional funds in such trust. Each Insurance Subsidiary has an absolute, unrestricted right to elect not to deposit additional funds in any trust established pursuant to any PMI Reinsurance Agreement, which election may be exercised at any time at the sole discretion of such Insurance Subsidiary.

     (m) As of the date of this Agreement, each trust established pursuant to any PMI Reinsurance Agreement is fully funded as required by such PMI Reinsurance Agreement. Neither Company nor any Insurance Subsidiary has received any written or oral notice, statement or other communication from any person alleging or referencing any insufficiency in any such trust, demanding further deposit in any such trust, or demanding payment of any benefits under any PMI Reinsurance Agreement, and none of Company, the Insurance Subsidiaries or the cedents under any Reinsurance Agreement has withdrawn at any time any funds from any trust related to any of the PMI Reinsurance Agreements. Each Insurance Subsidiary that is a party to any PMI Reinsurance Agreement has performed or received, on no less than an annual basis, reconciliations of each trust account established pursuant such PMI Reinsurance Agreement. Each Insurance Subsidiary that is a party to any PMI Reinsurance Agreement has received all reports and other information requested or due from the trustee(s) of each trust established pursuant to such PMI Reinsurance Agreement and from the cedents under any such PMI Reinsurance Agreement. Each Insurance Subsidiary that is a party to any PMI Reinsurance Agreement has performed at least annual audits of the reinsurance programs established in connection with such PMI Reinsurance Agreements and of the cedents under such PMI Reinsurance Agreements. No Insurance Subsidiary that is a party to any PMI Reinsurance Agreement has transferred or ceded, in whole or in part, to any person any insurance risk assumed by such Insurance Subsidiary under such PMI Reinsurance Agreement. The reinsurance programs established in connection with the PMI Reinsurance Agreements are not, and have not been, in violation of applicable laws and such reinsurance programs have not been the subject of sanctions, fines or penalties of any kind imposed by any Governmental Entity. To the knowledge of Company, since January 1, 2005, the reinsurance programs established in connection with the PMI Reinsurance Agreements are not, and have not been, the subject of any charges or allegations of any kind of any violation of applicable laws.

     3.23 State Takeover Laws. The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

     3.24 Rights Agreement. Company or the Board of Directors of Company, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” (as defined in the Rights Agreement) or result in Parent being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby and (ii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

     3.25 Interested Party Transactions. Except as set forth in the Company SEC Documents or Section 3.25 of the Company Disclosure Schedule, no event has occurred since December 31, 2006 that would be required to be reported by Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

     3.26 Reorganization; Approvals. As of the date of this Agreement, Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     3.27 Opinion. The Board of Directors of Company has received the opinions of each of Goldman, Sachs & Co. and Sandler O'Neill & Partners, L.P., respectively, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

     3.28 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Parent), Parent hereby represents and warrants to Company as follows:

     4.1 Corporate Organization. (a) Each of Parent and Merger Sub is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company.

     (b) Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

     4.2 Capitalization. The authorized capital stock of Parent consists of 7,500,000,000 shares of Parent Common Stock, of which, as of December 31, 2007 (the “Parent Capitalization Date”), 4,437,885,419 shares were issued and outstanding, and 100,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, (i) 3,000,000 shares were authorized as ESOP Convertible Preferred Stock, Series C, none of which were issued and outstanding, (ii) 35,045 shares were authorized as Cumulative Redeemable Preferred Stock, Series B, 7,667 of which were issued and outstanding, (iii) 20,000,000 shares were authorized as $2.50 Cumulative Convertible Preferred Stock, Series BB, none of which were issued and outstanding, (iv) 85,100 shares were authorized as Floating Rate Non-Cumulative Preferred Stock, Series E, of which and issued 81,000 shares were issued and outstanding, (v) 34,500 shares were authorized as 6.204% Non-Cumulative Series D Preferred Stock, of which 33,000 were issued and outstanding, (vi) 7,001 were authorized as Floating Rate Non-Cumulative Preferred Stock, Series F, none of which were issued and outstanding, (vii) 8,501 were authorized as Adjustable Rate Non-Cumulative Preferred Stock, Series G, none of which were issued and outstanding, (viii) 25,300 were authorized as 6.625% Non-Cumulative Preferred Stock, Series I, 22,000 of which were issued and outstanding, and (ix) 41,400 were authorized as 7.25% Non-Cumulative Preferred Stock, Series J, 41,400 of which were issued and outstanding. As of the Parent Capitalization Date, no shares of Parent Common Stock were held in Parent’s treasury. As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for (i) 383,878,759 shares of Parent Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”) and (ii) 159,954 shares of Parent Common Stock reserved for issuance pursuant to a convertible note agreement (the “Convertible Note Agreement”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans, the Convertible Note Agreement, Parent’s dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub (by the unanimous vote of all directors present) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

     (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

     4.4 Consents and Approvals. Except for (i) the filing of the BHCA Application and approval of such application, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (vii) any notices or filings under the HSR Act, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common

Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

     4.5 Reports; Regulatory Matters.

     (a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since January 1, 2005, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2005 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Parent’s ordinary course of business).

     (b) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

     (c) Parent has previously made available to Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2005 (the “Parent SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Parent to its stockholders since January 1, 2005 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

     4.6 Financial Statements.

     (a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b) Neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

     (c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c) . Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee, a copy of which has previously been made available to Company. As of the date hereof, there is no reason to believe that Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d) Since December 31, 2006, (x) neither Parent nor any of its Subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

     4.7 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Parent Disclosure Schedule.

     4.8 Absence of Certain Changes or Events. Since September 30, 2007, no event or events have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Parent.

     (a) Since September 30, 2007 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

     4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject.

     (b) There is no judgment, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

     4.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

     4.11 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to Parent or any of its Subsidiaries.

     4.12 Reorganization; Approvals. As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     4.13 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

     5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, FHLBA advances, securitizations, sales of certificates of deposit and entering into repurchase agreements, in each case in the ordinary course of business consistent with past practice);

     (b) (i) adjust, split, combine or reclassify any of its capital stock;

          (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends on the Company Common Stock at a rate not in excess of $0.15 per share with record dates and payment dates consistent with the prior year, (B) dividends on the Series B Preferred Stock, (C) dividends paid by any of the Subsidiaries of Company to Company or to any of its wholly-owned Subsidiaries, and (D) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or stock appreciation rights or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Company Common Stock granted under a Company Stock Plan or Company Deferred Equity Unit Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements or Company Deferred Equity Unit Plan);

          (iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

          (iv) issue any additional shares of capital stock or other securities, except pursuant to the exercise of stock options or stock appreciation rights or the settlement of other equity-based awards granted under a Company Stock Plan or Company Deferred Equity Unit Plan that are outstanding as of the date of this Agreement;

     (c) except (A) as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (B) for increases in annual base salary at times and in amounts in the ordinary course of business consistent with past practice, which shall not exceed 4% in the aggregate (on an annualized basis) and (C) for promotions (other than promotions to senior managing director or above) at times in the ordinary course of business consistent with past practice, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees not required by any current plan or agreement (other than base salary in the ordinary course of business) to any Employee, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, or (v) (x) hire employees in the position of senior vice president or above (or with respect to the retail products divisions in the position of regional vice president or above) or (y) terminate the employment of any employee in the position of executive vice president or above (other than due to terminations for cause);

     (d) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

     (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

     (f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;

     (g) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

     (i) amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

     (j) other than in prior consultation with Parent, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (k) change in any material respect the policies, practices and procedures governing Mortgage Loan operations of Company and its Subsidiaries, including the policies, practices and procedures governing credit and collection matters, related to the solicitation, origination, maintenance and servicing of Mortgage Loans;

     (l) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate in any material respect the terms of, any Company Contract, or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable law, other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its affiliates to engage in any type of activity or business;

     (m) commence or settle any material claim, action or proceeding;

     (n) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

     (o) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

     (p) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

     (q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

     5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent Bylaws in a manner that would adversely affect Company, the stockholders of Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties (including any unions, works councils or other labor organizations) and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Company) on either Parent or Company (a “Materially Burdensome Regulatory Condition”).

     (c) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by Company, information concerning Parent that is reasonably related to the prospective value of Parent Common Stock or to Parent’s ability to consummate the transactions contemplated hereby). Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its

Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between the parties as of November 12, 2007 and as of January 10, 2008 (the “Confidentiality Agreements”).

     (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

     6.3 Stockholder Approval. Company shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Company shall submit this Agreement to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Company has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company’s stockholders for their consideration.

     6.4 Affiliates. Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of Company stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

     6.5 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.6 Employee Matters. (a) Following the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; provided, further, that until such time as Parent shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent plans may commence at different times with respect to each Parent plan). Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee who is eligible to participate in the Company Change in Control Severance Plan (the “Company Severance Plan”) and who is terminated during the period commencing at the Effective Time and ending on the second anniversary thereof shall be entitled to receive the severance payments and benefits under the Company Severance Plan (without amendment to the Company Severance Plan during such two year period following the Effective Time).

     (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans (other than as provided in the last sentence of this Section 6.6(b)), benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) Savings and Investment Plan immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental, vision plan or other welfare of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries. For purposes of any cash balance pension plan maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time, the Covered Employees’ level of benefit accruals under any such plans (for periods of service following the date on which the Covered Employees commence participation in such plans) shall be determined based on the Covered Employees’ credited service prior to the Effective Time (as determined under Company’s tax qualified retirement plans immediately prior to the Effective Time) and with the Surviving Company following the Effective Time.

     (c) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Parent, each employment agreement and change in control agreement listed on Section 3.11 of the Company Disclosure

Schedule and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11 of the Company Disclosure Schedule.

     (d) Nothing in this Section 6.6 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.6 be construed to require the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

     (e) Without limiting the generality of Section 9.10, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

     6.7 Indemnification; Directors’ and Officers’ Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Company.

     (b) From and after the Effective Time, Parent shall cause the Surviving Company to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent pursuant to Section 6.8 hereof.

     (c) Parent shall cause the individuals serving as officers and directors of Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company (which current amount is set forth in Section 6.7 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

     (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

     6.9 Advice of Changes. Each of Parent and Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

     6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

     6.11 No Solicitation.

     (a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the meeting of Company stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than, those contained in the Confidentiality Agreement dated November 12, 2007, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, if and only to the extent that and so long as the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties to Company stockholders under applicable law.

     As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement; provided that, for purposes of Section 8.4, (A) each reference to “25%” in clauses (i) and (iii) shall be deemed to be a reference to “50%” and (B) any transaction contemplated by clauses (ii) or (iv) shall be limited to transactions to which Company is a party and in which the stockholders of Company immediately prior to the consummation thereof would not hold at least 66 2/3% of the total voting power of the surviving company in such transaction or of its publicly traded parent corporation.

     (b) Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Company shall also provide Parent 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

     (c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 203 of the DGCL or any similar Takeover Statutes.

     (d) Except as expressly permitted by this Section 6.11(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Company of this Agreement and/or the Merger to Company’s stockholders, (ii) take any public action or make any public statement in connection with the meeting of Company stockholder to be held pursuant to Section 6.3 inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a

“Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:

          (i) it receives a Alternative Proposal not solicited in breach of this Section 6.11 that constitutes a Superior Proposal and such Superior Proposal has not been withdrawn;

          (ii) Company has not breached in any material respect any of the provisions set forth in Section 6.3 or this Section 6.11;

          (iii) it reasonably determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Company stockholders under applicable law;

          (iv) Parent has received written notice from Company (a “Change of Recommendation Notice”) at least five business days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received a Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; providedthat any material amendment to the terms of such Alternative Proposal shall require a Change of Recommendation Notice and at least two business days prior to such Change of Recommendation; and

          (v) during any such notice period, Company and its advisors has negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

     As used in this Agreement, “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company’s stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such third party.

     (e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.11 by Company.

     (f) Nothing contained in this Section 6.11 shall prohibit Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

     6.12 Restructuring Efforts. If Company shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration, or the Tax treatment of the Merger, in a manner adverse to such party or its stockholders) and to resubmit the transaction to Company’s stockholders for approval, with the timing of such resubmission to be determined at the reasonable request of Parent.

     6.13 Dividends. After the date of this Agreement, each of Parent and Company shall coordinate with the other regarding the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

     6.14 Tax Matters. Company shall consult with Parent (including in connection with the preparation of Company’s 2007 federal income Tax return) regarding Company’s utilization of Tax losses and any issues that could reasonably be expected to give rise to creation of or increase in “net operating loss” carryforwards, and shall, in Company’s reasonable discretion, take account of Parent’s views on such matters to the extent reasonably feasible.

ARTICLE VII

CONDITIONS PRECEDENT

     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved and adopted by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon.

     (b) NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

     7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

     (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

     (c) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.

     (d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

     (e) Annual Report; Audit Opinion. Company shall have filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2007, which Annual Report shall have included an unqualified opinion of KPMG LLP (or another independent registered accounting firm reasonably acceptable to Parent) regarding the consolidated financial statements of Company contained in such Annual Report, and KPMG LLP (or such other accounting firm) shall not have subsequently withdrawn or qualified such opinion.

     7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

     (c) Federal Tax Opinion. Company shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.

     (d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

     (a) by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;

     (b) by either Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

     (c) by either Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

     (d) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

     (e) by Parent, if (i) the Board of Directors of Company shall have (A) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company’s stockholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act, (ii) Company shall have breached its obligations under Section 6.11 in any material respect adverse to Parent or (iii) Company shall have breached its obligations under Section 6.3 in any material respect by failing to call, convene and hold a meeting of its stockholders in accordance with Section 6.3; or

     (f) by either Company or Parent, if its Board of Directors determines in good faith that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.12.

     The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

     8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     8.4 Termination Fee.

     (a) If:

          (i) this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of immediately available funds, an amount equal to $160 million (the “Termination Fee”) on the second Business Day following such termination; or

          (ii) (A) this Agreement is terminated by

                    (1) Parent pursuant to Section 8.1(d) if the breach giving rise to such termination was knowing or intentional,

                    (2) Parent pursuant to Section 8.1(f), or

                    (3) either Parent or Company pursuant to Section 8.1(c) and prior to the date of termination this Agreement shall not have been adopted and approved by the requisite affirmative vote of the holders of Company Common Stock, and

          (B) in any such case, an Alternative Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Company (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) at any time after the date of this Agreement and prior to the date of the termination and shall not have been irrevocably withdrawn prior to the date of such termination, then if within 12 months after such termination, Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Alternative Transaction, then Company shall pay

Parent, by wire transfer of immediately available funds, the Termination Fee on the date of such execution or consummation.

     (b) Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. In the event that Company fails to pay when due any amounts payable under this Section 8.4, then (i) Company shall reimburse Parent for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as announced by Bank of America, N.A.) in effect on the date that such overdue amount was originally required to be paid.

     8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Parent, then Parent may postpone the Closing until the first full week after the end of that fiscal quarter.

     9.2 Standard. No representation or warranty of Company contained in Article III or of Parent contained in Article IV shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Company, or Article IV, in the case of Parent, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company or Parent, respectively (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.27, in the case of Company, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Company, and Section 4.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

     9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

Countrywide Financial Corporation 4500 Park Granada Calabasas, CA 91302 Attention: Sandor E. Samuels Fax: (818) 225-4055

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street New York, NY 10019 Attention: Edward D. Herlihy Craig M. Wasserman Nicholas G. Demmo Fax: (212) 403-2000

and

(b) if to Parent, to:

Bank of America Corporation Bank of America Corporate Center 100 North Tryon Street Charlotte, NC 28255

                             Attention: Timothy J. Mayopoulos,
                                             Executive Vice President and General Counsel
                             Facsimile: (704) 370-3515

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP 2000 Pennsylvania Avenue, NW Washington, DC 20006 Attention: John C. Murphy, Jr. Derek M. Bush Fax: (202) 974-1999

and

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Paul J. Shim Benet J. O’Reilly Fax: (212) 225-3999

     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.

     9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     9.9 Publicity. Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By: /s/ Angelo R. Mozilo
Name: Angelo R. Mozilo
Title: Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION

By: /s/ Joe L. Price
Name: Joe L. Price
Title: Chief Financial Officer

RED OAK MERGER CORPORATION

By: /s/ Joe L. Price
Name: Joe L. Price
Title: Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Affiliate Letter

Bank of America Corporation 100 South Tryon Street Charlotte, North Carolina 28255

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Countrywide Financial Corporation, a Delaware corporation (“Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of January 10, 2008 (the “Merger Agreement”), among Bank of America Corporation, a Delaware corporation (“Parent”), Red Oak Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Company, Company shall be merged with and into Merger Sub (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

     (a) I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

     (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for Company.

     (c) I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Company I may be deemed to have been an affiliate of Company and the distribution by me of Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     (d) I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     (e) I also understand that stop transfer instructions will be given to Parent’s transfer agents with respect to Parent Common Stock and that there will be placed on the certificates for Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

     (f) I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Parent (i) a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

     I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

     Execution of this letter agreement should not be construed as an admission on my part that I am an “affiliate” of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By: _________________________ Name:

Accepted this [___] day of [__________], 2008 BANK OF AMERICA CORPORATION

By: ________________________ Name: Title: